UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)
(Amendment No. 19)*

REVLON, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Classes of Securities)

761525609
(CUSIP Number of Classes of Securities)

JEFFREY A. BRODSKY
CHIEF FINANCIAL OFFICER

MACANDREWS & FORBES INCORPORATED
35 EAST 62ND STREET
NEW YORK, NEW YORK 10065
(212) 572-8600
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

April 25, 2022
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
Ronald O. Perelman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
46,223,321 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
46,223,321 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,223,321 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
84.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
The ROP Revocable Trust dated 1/9/2018

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
46,223,321 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
46,223,321 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,223,321 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
84.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
RCH Holdings Five Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
5,206,933 shares of Class A Common Stock

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
5,206,933 shares of Class A Common Stock

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,206,933 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
38 East Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
3,495,124 shares of Class A Common Stock

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
3,495,124 shares of Class A Common Stock

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,495,124 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.4% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
Ronald O. Perelman 2020 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
5,206,933 shares of Class A Common Stock

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
5,206,933 shares of Class A Common Stock

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,206,933 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
MacAndrews & Forbes Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
SGMS Acquisition Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
Mafco Four LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
MFV Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
SGMS Acquisition Two LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
DBX Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
NDX Holdings One LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
MacAndrews & Forbes Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
MacAndrews & Forbes, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock (1)

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

1	NAMES OF REPORTING PERSONS
Perelman Trust Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares of Class A Common Stock

	8	SHARED VOTING POWER
37,521,264 shares of Class A Common Stock

	9	SOLE DISPOSITIVE POWER
0 shares of Class A Common Stock

	10	SHARED DISPOSITIVE POWER
37,521,264 shares of Class A Common Stock

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,521,264 shares of Class A Common Stock

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
68.8% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Calculation based on 54,538,738 shares of Class A Common Stock outstanding as of April 8, 2022.

This Amendment No. 19 to Schedule 13D (“Amendment No. 19”), which amends and supplements the statement on Schedule 13D, dated October 8, 2009, as amended and supplemented by Amendment No. 1 thereto dated October 8, 2013, Amendment No. 2 thereto dated January 14, 2016, Amendment No. 3 thereto dated August 17, 2016, Amendment No. 4 thereto dated May 9, 2017, Amendment No. 5 thereto dated June 9, 2017, Amendment No. 6 thereto dated June 21, 2017, Amendment No. 7 thereto dated August 9, 2017, Amendment No. 8 thereto dated September 18, 2017, Amendment No. 9 thereto dated September 22, 2017, Amendment No. 10 thereto dated September 20, 2018, Amendment No. 11 thereto dated March 22, 2019, Amendment No. 12 thereto dated August 16, 2019, Amendment No. 13 thereto dated November 8, 2019, Amendment No. 14 thereto dated September 17, 2020, Amendment No. 15 thereto dated November 13, 2020, Amendment No. 16 thereto dated December 1, 2020, Amendment No. 17 thereto dated December 21, 2020 and Amendment No. 18 thereto dated December 28, 2021 (as amended, the “Schedule 13D”), is being filed with the Securities and Exchange Commission by Mr. Ronald O. Perelman, The ROP Revocable Trust dated 1/9/2018, a New York trust (the “ROP Revocable Trust”), MacAndrews & Forbes Incorporated, a Delaware corporation (“MacAndrews & Forbes”), Mafco Four LLC, a Delaware limited liability company, MFV Holdings One LLC, a Delaware limited liability company, SGMS Acquisition Two LLC, a Delaware limited liability company, SGMS Acquisition Corporation, a Delaware corporation DBX Holdings One LLC, a Delaware limited liability company, NDX Holdings One LLC, a Delaware limited liability company, MacAndrews & Forbes Group, LLC, a Delaware limited liability company, Perelman Trust Company, LLC, a Delaware limited liability company, RCH Holdings Five Inc., a Delaware corporation, The Ronald O. Perelman 2020 Trust, a New York trust and 38 East Holdings LLC, a New York limited liability company (each of the foregoing, a “Reporting Person,” and collectively, the “Reporting Persons”) relating to the shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Revlon, Inc., a Delaware corporation (the “Company”).

Capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D unless otherwise defined herein.

Item 2.	Identity and Background

Schedule A of the Schedule 13D is hereby amended and supplemented with the information attached as Schedule A hereto with respect to 38 East Holdings LLC.

Item 5.	Interest in Securities of the Issuer

Paragraphs (a)-(c) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

(a)-(b) MacAndrews & Forbes, the sole stockholder of which is the ROP Revocable Trust, directly or indirectly owns all the stock or membership interests, as applicable, of Mafco Four LLC, MFV Holdings One LLC, SGMS Acquisition Two LLC, DBX Holdings One LLC, NDX Holdings One LLC, MacAndrews & Forbes, LLC, MacAndrews & Forbes Group, LLC and SGMS Acquisition Corporation and all the voting interests of Perelman Trust Company, LLC.

MacAndrews & Forbes directly owns a 90% interest in the capital and 100% of the voting interest in The Perelman Trust Company, LLC.

The ROP Revocable Trust and the ROP 2020 Trust each directly own 50% of the stock and voting interests of RCH Five.

The ROP Revocable Trust directly owns 100% of the stock and voting interests of 38 East Holdings LLC.

Of the 46,223,321 shares of Class A Common Stock reported herein, (i) 32,974,912 shares of Class A Common Stock are owned by MacAndrews & Forbes or its wholly owned subsidiaries, (ii) 4,546,352 shares of Class A Common Stock are owned by Perelman Trust Company, LLC, (iii) 5,206,933 shares of Class A Common Stock are owned by RCH Five and (iv) 3,495,124 shares of Class A Common Stock are owned by 38 East Holdings LLC, which they acquired as successor in interest in a merger with Thirty Six East Corporation.

The total ownership of the Reporting Persons represents approximately 84.8% of all of the Company’s outstanding Class A Common Stock, which is the only class of the Company’s equity securities outstanding as of the date hereof.

The responses of each Reporting Person to Items 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Class A Common Stock are incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D/A is true, complete and correct.

Dated: April 25, 2022

/s/ Ronald O. Perelman
Ronald O. Perelman

THE ROP REVOCABLE TRUST DATED 1/9/2018

By: /s/ Ronald O. Perelman
Name: Ronald O. Perelman
Title: Trustee

THE RONALD O. PERELMAN 2020 TRUST

By: /s/ Matthew H. Kamens
Name: Matthew H. Kamens
Title: Co-Trustee

RCH HOLDINGS FIVE INC.

By: The ROP Revocable Trust Dated 1/9/2018
/s/ Ronald O. Perelman
Name: Ronald O. Perelman
Title: Trustee

By: The Ronald O. Perelman 2020 Trust
/s/ Matthew H. Kamens
Name: Matthew H. Kamens
Title: Co-Trustee

38 EAST HOLDINGS LLC

By: The ROP Revocable Trust Dated 1/9/2018
/s/ Ronald O. Perelman
Name: Ronald O. Perelman
Title: Trustee

MACANDREWS & FORBES
INCORPORATED

MACANDREWS & FORBES, LLC
MAFCO FOUR LLC
MFV HOLDINGS ONE LLC
SGMS ACQUISITION TWO LLC
SGMS ACQUISITION CORPORATION
DBX HOLDINGS ONE LLC
NDX HOLDINGS ONE LLC
MACANDREWS & FORBES
GROUP, LLC

By: /s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

PERELMAN TRUST COMPANY, LLC
Incorporated, its managing member

By: MacAndrews & Forbes
/s/ Jeffrey A. Brodsky
Name: Jeffrey A. Brodsky
Title: Chief Financial Officer

Schedule A Amendment

The following table sets forth the name and present principal occupation or employment of each executive officer and director of 38 East Holdings LLC. Each person referenced in the preceding sentence is a U.S. citizen. During the last five years, none of the persons who are identified in this Schedule A Amendment: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. Except as reported in Item 5, none of the persons listed above beneficially owns any shares of Class A Common Stock. The current business address of each of the persons listed below is c/o MacAndrews & Forbes Incorporated, 31 East 62nd Street, New York, New York 10065, and the business telephone number is (212) 572-8600.

38 East Holdings LLC

Name	Present Principal Occupation or Employment

Ronald O. Perelman	Chairman of the Board of Directors and Chief Executive Officer of 38 East Holdings LLC
Jeffrey A. Brodsky	Chief Financial Officer of 38 East Holdings LLC
Edward Mammone	Vice President and Controller of 38 East Holdings LLC